Exhibit 99.1

YNON KREIZ ELECTED TO

WARNER MUSIC GROUP BOARD OF DIRECTORS

NEW YORK, NY – APRIL 29, 2016: Warner Music Group Corp. (WMG) today announced the election of Ynon Kreiz to the company’s Board of Directors. With this appointment, the WMG Board increases from 11 to 12 members.

Len Blavatnik, Chairman & Founder of Access Industries, commented: “Ynon’s global perspective and proven track record of innovation in the entertainment and media space make him ideally suited to join the WMG Board.”

Steve Cooper, CEO of WMG, noted: “I am very pleased to welcome Ynon to our Board. With his extensive experience in founding, running, and advising companies in a spectrum of arenas – including digital content development, video and TV production and distribution, and online and interactive programming – he will be an expert voice as we continue to find new ways to grow our business and nurture the careers of our artists and songwriters.”

Ynon Kreiz most recently served as Executive Chairman, CEO and President of Maker Studios, the global leader in short-form video and the largest content network on YouTube, which was acquired by the Walt Disney Company in 2014. From 2008 to 2011, he was Chairman and CEO of Endemol Group B.V., the Netherlands-based global television and digital production company. During his tenure, the company strengthened its creative output and diversified its lines of business. From 2005 to 2008, Kreiz was a General Partner of Benchmark Capital (Balderton Capital). In 1996, Kreiz co-founded Jetix Europe (Fox Kids Europe), where he served as Chairman, President and CEO until 2002. Under his management, Fox Kids Europe (FKE) became a leading pan-European integrated children’s entertainment company and was listed on the Euronext Stock Exchange in Amsterdam in 1999.

Kreiz received a B.A. in Economics and Management in 1991 from Tel Aviv University and an M.B.A. from UCLA’s Anderson School of Management in 1993.

ABOUT WARNER MUSIC GROUP

With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Big Beat, Canvasback, East West, Elektra, Erato, FFRR, Fueled by Ramen, Nonesuch, Parlophone, Reprise, Rhino, Roadrunner, Sire, Warner Bros., Warner Classics, and Warner Music Nashville, as well as Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

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